UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2011

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Westminster Street, Providence, Rhode Island  02903

(Address of principal executive offices, including zip code)

(401) 421-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

Item 1.02.              Termination of a Material Definitive Agreement

As previously reported, in April 2009, in connection with the issuance by Textron Inc. (“Textron”) of its 4.50% Convertible Senior Notes due 2013 (the “Notes”), Textron entered into transactions with two counterparties, including an underwriter and an affiliate of an underwriter of the Notes, to (i) purchase call options on Textron’s common stock, par value $0.125 per share (the “Common Stock”), with a strike price equal to the per share conversion price of the Notes (the “Call Options”) and (ii) sell warrants on the Common Stock with a strike price of $15.75 per share, which may be settled in net shares or cash at Textron’s option (the “Warrants”).

Also as previously reported, on October 13, 2011, Textron repurchased $224,702,000 principal amount of the Notes pursuant to its previously announced tender offer for the Notes. In order to adjust the Call Options and the Warrants so that the number of shares subject to these instruments corresponds to the remaining principal amount of the Notes outstanding, on October 25, 2011, Textron entered into the following agreements (the “Amendment and Termination Agreements”) with each of the counterparties, Goldman, Sachs & Co. and JPMorgan Chase Bank, National Association:

•      a Bond Hedge Amendment and Termination Agreement with respect to the Convertible Bond Hedge Transaction Confirmations, dated April 29, 2009 and April 30, 2009 (collectively, the “Hedge Confirmations”), which relate to the Call Options; and

•      a Warrant Amendment and Termination Agreement with respect to the Issuer Warrant Transaction Confirmations, dated April 29, 2009 and April 30, 2009, as reformed (collectively, the “Warrant Confirmations”), which relate to the Warrants.

As so amended and terminated, the number of shares of the Common Stock covered by the Hedge Confirmations is reduced by an aggregate of 17,120,158 shares, which equals the number of shares of the Common Stock into which the $224,702,000 principal amount of the Notes that were purchased on October 13, 2011 would have been currently convertible. The Warrant Confirmations were also amended or terminated so that, in the aggregate, they cover the number of shares into which the current outstanding principal amount of the Notes is convertible, after giving effect to the cancellation of Notes for which notices of conversion have been received, as well as to change the final “Expiration Dates” specified therein to correspond with the final settlement period applicable to the Hedge Confirmations.

The description above is qualified in its entirety by the Amendment and Termination Agreements, which are included as Exhibits 10.1 to 10.4 to this Current Report.

Item 8.01.              Other Events

On October 25, 2011, Textron and each of Goldman, Sachs & Co. and JPMorgan Chase Bank, National Association entered into capped call transactions (the “Capped Call Transactions”). The Capped Call Transactions initially cover an aggregate of 17,120,158 shares of the Common Stock. The Capped Call Transactions have a strike price of $13.125 per share and a cap price of $15.75 per share (in each case subject to adjustments upon certain events with respect to Textron or the Common Stock). The Capped Call Transactions will expire in approximately 18 months. Subject to certain limitations, Textron may elect settlement of the Capped Call Transactions to occur in shares of the Common Stock or cash or in a combination of cash and shares of the Common Stock.

Item 9.01.              Financial Statements And Exhibits

(d)        Exhibits:

10.1             Bond Hedge Amendment and Termination Agreement, dated October 25, 2011, with respect to each of the Convertible Bond Hedge Transaction Confirmations, dated April 29, 2009 and April 30, 2009, between Textron and Goldman, Sachs & Co.

10.2             Warrant Amendment and Termination Agreement, dated October 25, 2011, with respect to each of the Issuer Warrant Transaction Confirmations, dated April 29, 2009 and April 30, 2009, as reformed, between Textron and Goldman, Sachs & Co.

10.3             Bond Hedge Amendment and Termination Agreement, dated October 25, 2011, to each of the Convertible Bond Hedge Transaction Confirmations, dated April 29, 2009 and April 30, 2009, between Textron and JPMorgan Chase Bank, National Association

10.4             Warrant Amendment and Termination Agreement, dated October 25, 2011, to each of the Issuer Warrant Transaction Confirmations, dated April 29, 2009 and April 30, 2009, as reformed, between Textron and JPMorgan Chase Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

/s/ Mary F. Lovejoy
Name: Mary F. Lovejoy
Title: Vice President and Treasurer

Date: October 25, 2011

Exhibit Index

Exhibit No.	Description

10.1

Bond Hedge Amendment and Termination Agreement, dated October 25, 2011, to each of the Convertible Bond Hedge Transaction Confirmations, dated April 29, 2009 and April 30, 2009, between Textron and Goldman, Sachs & Co.

10.2

Warrant Amendment and Termination Agreement, dated October 25, 2011, to each of the Issuer Warrant Transaction Confirmations, dated April 29, 2009 and April 30, 2009, as reformed, between Textron and Goldman, Sachs & Co.

10.3

Bond Hedge Amendment and Termination Agreement, dated October 25, 2011, to each of the Convertible Bond Hedge Transaction Confirmations, dated April 29, 2009 and April 30, 2009, between Textron and JPMorgan Chase Bank, National Association

10.4

Warrant Amendment and Termination Agreement, dated October 25, 2011, to each of the Issuer Warrant Transaction Confirmations, dated April 29, 2009 and April 30, 2009, as reformed, between Textron and JPMorgan Chase Bank, National Association